UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MAC-GRAY CORPORATION
(Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea	Jim Buckley	Mark Harnett
Chief Financial Officer	Executive Vice President	MacKenzie Partners, Inc.
Mac-Gray Corporation	Sharon Merrill Associates, Inc.	(800) 322-2885
781-487-7610	617-542-5300	Email: proxy@mackenziepartners.com
Email: mshea@macgray.com	Email: tuc@investorrelations.com

Mac-Gray Corporation Announces Mailing
of Proxy Materials for 2011 Annual Meeting

Company Also Sends Letter Urging Shareholders to Support Company Nominees
and Reject Dissident Candidates

WALTHAM, MA, April 21, 2011 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced that it is filing definitive proxy materials with the Securities and Exchange Commission (SEC) for its 2011 Annual Meeting of Shareholders scheduled for Wednesday, May 18.  Mac-Gray also is mailing these materials to its shareholders.  Mac-Gray shareholders of record as of the close of business on April 4, 2011 are entitled to vote at the 2011 Annual Meeting.

On behalf of the Board of Directors, the Company is including in its mailing a letter to shareholders outlining the reasons to support its three-member slate of highly qualified directors and to reject the dissident candidates offered by the TUC IVC Group, led by Benjamin Kovler.  Mac-Gray’s Board urges shareholders to support its director nominees at the Annual Meeting by promptly voting the WHITE proxy card by telephone, Internet or mail. Shareholders should disregard any gold proxy card sent by Mr. Kovler’s group.

The text of the letter to shareholders is as follows:

April 21, 2011

Dear Fellow Shareholder:

In conjunction with Mac-Gray Corporation’s 2011 Annual Meeting of Shareholders on May 18, you are being asked to vote on candidates for election to your Board of Directors.  You have the opportunity to protect your investment in Mac-Gray by voting to re-elect the three highly qualified and dedicated nominees the Company has submitted for re-election.

PROTECT YOUR INVESTMENT BY RE-ELECTING MAC-GRAY’S DIRECTORS;

PLEASE VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

A dissident group led by Benjamin Kovler has nominated its own hand-picked candidates to replace three existing independent directors of your Board.  There is much at stake here because if successful, Mr. Kovler’s dissident group would effectively gain control of nearly 40% of your Board.  We strongly urge you to carefully review the enclosed proxy materials and support your Board by re-electing Chairman Thomas Bullock and Directors William Meagher, Jr. and Alastair Robertson by voting the enclosed WHITE proxy card today.

CURRENT BOARD HAS DELIVERED SUBSTANTIAL SHAREHOLDER VALUE OVER PAST TWO YEARS

We are asking that you reject the dissident slate, because change is not warranted. Your Board of completely independent directors has consistently been infused with fresh ideas — having added new members in 2007, 2008 and 2009, including one nominated by a large shareholder.  In fact, two of those new members are up for re-election this year.

By all financial measures, your current Board and management team have delivered substantial shareholder value. We achieved our strategy of decreasing our funded debt and leverage ratio while maintaining the relative size of our core business, despite record apartment vacancy rates. We reduced our funded debt balance by a total of $75 million during 2009 and 2010, and our leverage ratio from 3.8 times to 3.2 times.

Our performance has not gone unnoticed.  Our stock has performed well on both a two-year and one-year basis, far exceeding the performance of the Dow Jones Industrial Average, the S&P 500 and the Russell 2000.  In addition, our company is now covered by Roth Capital — which currently maintains a BUY rating.  Management also has been invited to present at a number of other investor conferences, further raising our visibility.

Two-Year Performance Chart

One-Year Performance Chart

We have also steadily built up your equity. In January 2010, we decided to return a portion of that equity to shareholders in the form of a cash dividend program, which was then increased by 10% on its anniversary earlier this year.  This increase is a reflection of the confidence we have in our long-term business model, the Company’s ability to generate significant free cash flow while carefully managing growth, and our excellent management team.

In January 2010, we also authorized the purchase of $100 million in interest rate protection contracts, or swaps. Given where interest rates were at that time and the fixed-rate aspect of our $150 million in corporate bonds, the Board and management believed this was the prudent course of action, and this proved to be a sound financial decision in a short period of time. In 2010 alone, we estimate the swaps we purchased saved us $2.7 million in interest expense, and we believe they will continue to provide us with meaningful savings, at least in the near term, as a sudden movement in rates appears unlikely given the current economic climate.

MAC-GRAY ASKS THAT YOU RE-ELECT ITS STRONG, INDEPENDENT BOARD
TO CONTINUE ITS MOMENTUM IN DELIVERING SHAREHOLDER VALUE

Your Board is asking you to help extend the Company’s momentum by voting for its slate of nominees and re-electing the following three directors at the 2011 Annual Meeting:

•                  Thomas E. Bullock.  Mr. Bullock has served as Chairman of the Board since June 2009 and has been a director of the Company since November 2000.  He was previously President and Chief Executive Officer of Ocean Spray Cranberries, Inc., a global manufacturer and distributor of fruit juice and fruit products.   His extensive management experience at Ocean Spray and his many years of marketing and sales experience make him an invaluable member of the Board with outstanding skills and experience in executive leadership and management.

•                  William F. Meagher, Jr. A director of the Company since May 2007, Mr. Meagher was a former Managing Partner of the Boston office of Arthur Andersen, LLP, an international accounting firm, where he worked for 38 years.  He also has served on a number of public company boards.  Mr. Meagher’s many years at Arthur Andersen, his extensive financial accounting knowledge and experience overseeing the financial reporting process of large public companies from an independent auditor’s perspective and as a board member and audit committee member of other public companies makes him an invaluable member of our Board and Audit Committee.

•                  Alastair G. Robertson. A director of the Company since June 2008, Mr. Robertson currently has his own leadership consulting company known as Motivation for Leadership. In addition, he is a global advisor to Evolve Management Partners, an international change management and leadership consulting firm. Mr. Robertson previously was a senior partner for seven years with Accenture Ltd., a management consulting, technology services and outsourcing company. Prior to that time, over a span of 17 years, Mr. Robertson held senior executive positions at Mars Incorporated, PepsiCo, Inc., and Pillsbury. In addition, Mr. Robertson is a published author on global leadership trends. Mr. Robertson’s expertise in leadership, technology and governance practices is invaluable to the Company in his role as a Board member and as Chair of the Governance and Nominating Committee.

MAC-GRAY URGES YOU TO REJECT THE DISSIDENT SLATE OF NOMINEES

Your Board respects the views and the opinions of all Mac-Gray shareholders, particularly a long-term shareholder such as Mr. Kovler.  And over the years, we have maintained an interactive dialogue with him.  However, neither Mr. Kovler nor the other two dissident nominees are viable candidates compared with the Company’s slate of experienced incumbent directors. The Company’s financial performance — and every measure of shareholder value for the past two years — warrants re-electing the Company’s slate of three directors.

If you receive a gold proxy card from Mr. Kovler’s group, we kindly ask you to disregard and discard it. Please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope.  Your vote is important to us.  Regardless of how many Mac-Gray shares you may own, we encourage you to make your shares count. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, which is assisting the Company in this matter, toll-free at (800) 322-2885 or proxy@mackenziepartners.com.

We appreciate all the positive feedback we have received from shareholders. On behalf of Mac-Gray’s Board of Directors, we thank you for your continued support and confidence in us.  We remain committed to rewarding your trust and continuing to build value for all shareholders.

Sincerely,

/s/ Thomas E. Bullock

Thomas E. Bullock

Chairman of the Board

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 86,000 laundry rooms located in 43 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Important Information

In connection with the solicitation of proxies, on April 21, 2011, Mac-Gray Corporation filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2011 Annual Meeting. MAC-GRAY’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY MAC-GRAY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov. The Company’s definitive proxy materials are also available for free from Mac-Gray Corporation at http://www.macgray.com/proxy, by writing to Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451, Attention: Secretary, Linda A. Serafini, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Mac-Gray Corporation and its directors, nominees and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mac-Gray in connection with the Company’s 2011 Annual Meeting of Stockholders.  Information concerning the interests of participants in the solicitation of proxies is included in the definitive proxy statement filed by Mac-Gray with the SEC on April 21, 2011 in connection with its 2011 Annual Meeting of Stockholders.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain items in this document may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to the risks and uncertainties as are detailed in the Definitive Proxy Statement, in Mac-Gray’s Annual Report on Form 10-K filed with the SEC on March 14, 2011, and in the other reports that Mac-Gray periodically files with the SEC. Copies of Mac-Gray’s filings with the SEC may be obtained by the methods described above. Mac-Gray cautions investors not to place undue reliance on the forward-looking statements contained in this document or other filings with the SEC.

The statements in this document reflect the expectations and beliefs of Mac-Gray’s management only as of the date of this document and subsequent events and developments may cause these expectations and beliefs to change. Mac-Gray undertakes no obligation to update or revise these statements, except as may be required by law. These forward-looking statements should not be relied upon as representing Mac-Gray’s views as of any date after the date of this document.

*****

The above was issued on April 21, 2011